EXHIBIT 3A

                        RESTATED ARTICLES OF INCORPORATION
                                      OF
                           HORIZONTAL VENTURES, INC.


      FIRST:    The name of the corporation is Horizontal Ventures, Inc.

     SECOND:    The corporation shall have perpetual existence.

      THIRD:    (a)     Purposes.  The nature, objects and purposes of the
business to be transacted shall be to transact all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.
                (b)     Powers.  In furtherance of the foregoing purposes, the
corporation shall have and may exercise all of the rights, powers and privileges now or thereafter conferred upon corporations organized under the laws of Colorado. In addition, it may do everything necessary, suitable or proper for the accomplishment of any of its corporation purposes.

     FOURTH:    (a)     The aggregate number of shares which the corporation
shall have authority to issue is 50,000,000 shares of common stock having no par value and 50,000,000 shares of preferred stock having no par value. The shares of common stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act. The board of directors of the corporation, by way of a unanimous vote, is authorized, subject to limitations prescribed by law and the provisions of these Restated Articles of Incorporation, to provide for the issuance of the shares of preferred stock in classes or series, to establish or change the number of shares to be included in each class or series, and to fix the designation, relative rights and preferences and limitations of the shares of each class or series.
                (b)     Each shareholder of record shall have one vote for
each share of stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors, each shareholder shall have as many votes for each share held by him as there are directors to be elected and for whose election the shareholder has the right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.
                (c)     At all meetings of shareholders, one-third of the
shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.
                (d)     Except as otherwise required by law, matters initiated
by the board of directors shall require for approval that the votes cast in favor of the matter within each voting group exceed the votes cast against the matter at a meeting in which a quorum is present. Except as otherwise required by law, matters not initiated by the board of directors shall require for approval the affirmative vote of two thirds of all votes entitled to be cast within each voting group except that a shareholder initiative to remove a director shall require only a simple majority vote of those shareholders present in person or by proxy assuming there is a quorum.
               (e) No shareholder of the corporation shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

      FIFTH:     (a)     The number of directors of the corporation shall be
fixed by the bylaws and shall be divided into three groups with staggered terms. Each group shall contain one-third the total number of directors, as near as may be. The initial board of directors upon filing these Restated Articles of Incorporation with the Secretary of State of Colorado shall consist of four directors divided into three groups as follows: Class A shall consist of one director designated as the Chairman of the Board; Class B shall consist of two directors, including the director designated as the Vice Chairman of the Board; Class C shall consist of the remaining two directors. The terms of the Class C directors expire at the first annual shareholders meeting after their election. The terms of the Class B directors expire at the second annual shareholders meeting after their election. The term of the Class C director expires at the third annual shareholders meeting after his election. Following the expiration of their initial terms, directors shall be elected for terms of three years to succeed those whose terms expire.

                (b) The initial directors in each class shall be as follows:
                  Class A

                  Randeep S. Grewal       10815 Briar Forest Drive
                                          Houston, Texas 77042

                  Class B

                  Dr. Jan F. Holtrop      Van Alkemadelaan
                                          2596 AS The Hague
                                          The Netherlands

                  George Andrews          7899 West Frost Drive
                                          Littleton, CO 80123

                  Class C

                  Dirk Van Keulen         Heemraadslag 14
                                          2805 DP Gouda
                                          The Netherlands

                  Donald A. Christensen   48 South Evanston Way
                                          Aurora, Colorado 80012

                 (c) One or more directors may be removed by the shareholders with or without cause in the manner provided by the Colorado Business Corporation Act.

      SIXTH:     The address of the initial registered office of the
corporation is 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203. The name of its initial registered agent at such address is Roger V. Davidson, Esq. The corporation may conduct part or all of its business in any other part of Colorado, of the United States or of the world. It may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

    SEVENTH:     The address of the principal office of the corporation is 575
Madison Ave., Suite 1006, New York, New York 10022.

     EIGHTH:     The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

                 (a) Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transaction" means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose if: (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

                 (b) Loans and Guaranties for the Benefit of Directors. Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this paragraph
(b) are in addition to, and not in substitution for, the provisions of paragraph (a) of Article EIGHTH.

                 (c) Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

                 (d) Limitation on Director's Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes section 7-106-401 or these Restated Articles of Incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes section 7-106-401 or these Restated Articles of Incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

                 (e) Negation of Equitable Interests in Shares or Rights. Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Colorado Revised Statutes section 7-107-204 or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to or interest in such shares or rights deriving from such shares on the part of any other person, including without limitation a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Colorado Revised Statutes section 7-107-204 or any similar applicable law, he shall not be entitled: (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders; (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Colorado Revised Statutes section 7-113-101(1), of any right he may have pursuant to Article 113 of the Colorado Business Corporation Act or any subsequent law.